EXHIBIT 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in the Annual Report on Form 10-K of HKN, Inc. (the “Company”) to the references to this firm for the Company’s estimated domestic proved reserves contained in the Annual Report on Form 10-K for the year ended December 31, 2014.

Moyes & Co.

BY:	/s/ P. Dee Patterson
P. Dee Patterson, P.E.
Serial Number 64836

Dallas, Texas

March 3, 2015